EXHIBIT 5

FORM OF OPINION

Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02116

                    , 2003

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by American Tower Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of up to 808,000 warrants (the “Warrants”) to purchase the Company’s Class A common stock, $.01 per value per share (the “Common Stock”), and up to 11,389,012 shares of Common Stock issuable upon exercise of the Warrants (the “Exercise Shares”). The Warrants and the Exercise Shares are being offered and sold from time to time by the holders (the “Selling Securityholders”) named in the prospectus forming part of the Registration Statement (the “Prospectus”) in the manner described in the Prospectus.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company and the Selling Securityholders in connection with the registration, offer and sale of the Warrants and the Exercise Shares. We have made such other examination as we consider necessary to render this opinion.

The opinions rendered herein are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Our opinions set forth below are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

Based on the foregoing we are of the opinion that (i) the Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company in accordance with their terms, and (ii) the Exercise Shares, when issued upon exercise of the Warrants as set forth in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,